News Release
Berry Petroleum Company       Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com
Bakersfield, California 93309-0640
Internet:www.bry.com                  NYSE:BRY

Contacts:  Jerry V. Hoffman, Chairman, President & CEO
Ralph J. Goehring, Senior Vice President & CFO

                  BERRY PETROLEUM COMPLETES NEW
             $200 MILLION UNSECURED CREDIT FACILITY

     Bakersfield, California, July 14, 2003 - Berry Petroleum Company (NYSE:BRY) announced the successful completion of a $200 million unsecured three-year credit facility arranged and managed by Wells Fargo Bank. Bank of America acted as Co-Lead Arranger with Union Bank of California, Fleet National Bank and BNP Paribas in various Agent roles. Other participating banks include Bank of Scotland, Comerica Bank, Citibank(West), MidFirst Bank and Societe Generale. The new credit facility recognizes Berry's strong financial profile and replaces the previous $150 million facility which was due to mature in January 2004.

     Ralph J. Goehring, Senior Vice President and Chief Financial Officer, commented, "This new credit facility provides us with significant low-cost capital to expand our business, primarily
through  acquisitions.  Our  initial  borrowings  are  only   $15
million, although we anticipate an additional borrowing of approximately $40 million to close on our previously announced
Brundage  Canyon acquisition in the Uinta Basin  of  Utah.   This
available capital, combined with our solid balance sheet and long-lived and consistent producing assets, positions Berry to achieve its growth targets. We are also very pleased with the expanded strength and depth of our bank group, as each bank is a significant energy lender. We look forward to their contributions to our future success."

     Berry Petroleum Company is an independent oil and gas production and exploitation company headquartered in Bakersfield, California.

"Safe harbor under the Private Securities Litigation Reform Act of 1995:" This release may contain descriptions of the Company's expectations regarding future business activities. These forward-
looking  statements  are  made  in  reliance  upon  safe   harbor
provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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